EXHIBIT 10.3

Summary Translation

of

OTT Platform Development Agreement

Party A: China VTV Ltd.

Party B: Xin Mei Culture, Ltd.

WHEREAS:

1. Party A owns the OTT technology platform which is compatible with Google, Apple and Android TV systems; Party A has approximately 3.5 million global users (2.5 million users on Facebook, WeiBo, Miaopai and other social media, 1 million users on www.chinavtv.tw, and 30,000 Internet TV users); Party A is a new media company with complete systems and functions, and advanced technology.

2. Party B owns the Cloud Technology which meets the demand of Party A, and owns the ability to provide internet technology services.

3. Both parties agree to establish and develop a long-term business cooperation in accordance with this agreement.

Both parties agree that:

I. Party B shall provide Party A with technology services to develop OTT technology platform and provide Party A with long-term maintenance service, including a full set of OTT platform and daily technical support, customer maintenance, system maintenance and new technology development services, etc.

II. Party B shall provide the service in accordance to this agreement, and Party A shall pay to Party B for the services provided by Part B as follows:

1) Total payment：30,000,000 RMB. It shall be paid on an annual basis in a method of equity swap. The term of this agreement is 5 years.

2) Payment Rate of the services: 6,000,000 RMB per year.

3) Payment Method: cash and equity.

4) Settlement: Party A shall make a cash payment to Party B in an amount of 6,000,000 RMB (or in an amount negotiated by both parties) each year before January 5th of that year; when Party A conducts restructuring and acquisition, Party A shall pay the price difference to Party B by Party A’s equity interests. The value of the equity shall be determined based on the value of the assessment at the time of delivery or the value agreed upon by both parties.

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III. Party B shall complete the obligations of maintenance and requirements of Party A. Any new intellectual properties created during the time when Party B is providing services in accordance to this agreement to Party A, all of the new intellectual properties shall belong to Party A.

IV. Within one week upon the execution of this agreement, Tijin Song, the controlling shareholder of Party A, shall pay Party B 4,000,000 RMB on behalf of Party A, and the remaining 2,000,000 RMB shall be converted to 10% of Party A’s equity interest.

V. The payment method of second year shall be 3,000,000 RMB in cash and 10% of Party A’s equity.

VI. The payment method of third year shall be 2,000,000 RMB in cash and 10% of Party A’s equity.

VII. The payment method of forth year shall be 6,000,000 RMB in cash.

VIII. The payment method of fifth year shall be 6,000,000 RMB in cash.

IX. This agreement shall become effective upon execution by both parties. Each party shall hold one copy of this agreement, which shall have the same legal effect.

Party A: China VTV Ltd.	Party B: Xin Mei Culture Distribution Co., Ltd.

Authorized Signature(s)	Authorized Signature(s)

Signature Date: 12/22/2016	Signature Date: 12/22/2016

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